Exhibit 23.3
REVOLUTION PARTNERS
Heritage on the Garden
75 Park Plaza
Boston, MA 02116
May 3, 2007
Mr. Patrick J. Scannell, Jr.
Chief Financial Officer
Netezza Corporation
200 Crossing Boulevard
Framingham, MA 01702
Dear Mr. Scannell:
We hereby consent to the inclusion in the Registration Statement on Form S-l of Netezza Corporation for the registration of shares of its common stock (together with any amendments thereto, the “Registration Statement”) of references to our firm and to our valuation analyses with respect to the common stock of Netezza, and also to the reference to our firm under the heading “Experts” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely, Revolution Partners
By:	/s/ David Lavallee
	Name:	David Lavallee
	Title:	Managing Director